Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 36 to the Registration Statement on Form N-1A of Fidelity Court Street Trust II: Fidelity Connecticut Municipal Money Market Fund and New Jersey AMT Tax-Free Money Market Fund of our reports dated January 16, 2008 and New Jersey Municipal Money Market Fund of our report dated January 17, 2008 on the financial statements and financial highlights included in the November 30, 2007 Annual Reports to Shareholders of the above referenced funds, which are also incorporated by reference into the Registration Statement.

We further consent to the reference to our Firm under the heading "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

____________________________	/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
January 25, 2008